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BANC ONE CORPORATION and Subsidaries                                  EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF EARNINGS PER COMMON SHARE
(000's, except per share amounts)


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                                                                       For the year ended December 31,
                                                                --------------------------------------------
                                                                    1994            1993            1992
                                                                ------------    ------------    ------------
PRIMARY:
  EARNINGS:
    Net income                                                  $  1,005,109    $  1,191,494    $    922,227
    Deduct: Dividends on preferred shares                             17,492          17,714          18,986
                                                                 -----------     -----------     -----------
Net income available to common shareholders                     $    987,617    $  1,173,780    $    903,241
                                                                 ===========     ===========     ===========

  SHARES:
    Weighted average common shares outstanding                  $    406,041    $    399,414    $    394,960
    Add: Dilutive effect of outstanding options,
      as determined by the application of the
      treasury stock method                                            1,339           1,814           2,711
                                                                 -----------     -----------     -----------
  WEIGHTED AVERAGE COMMON SHARES OUTSTANDING,
    AS ADJUSTED                                                 $    407,380    $    401,228    $    397,671
                                                                 ===========     ===========     ===========
PRIMARY EARNINGS PER COMMON SHARE                               $       2.42    $       2.93    $       2.27
                                                                 ===========     ===========     ===========
FULLY DILUTED:
  EARNINGS:
    Net income                                                  $  1,005,109    $  1,191,494    $    922,227
                                                                 ===========     ===========     ===========
  SHARES:
    Weighted average common shares outstanding                  $    406,041    $    399,414    $    394,960
    Add:  Dilutive effect of outstanding options,
      as determined by the application of the
      treasury stock method                                            1,339           1,875           2,881
    Add:  Conversion of preferred stock                                8,765           9,110          10,838
                                                                 -----------     -----------     -----------
  WEIGHTED AVERAGE COMMON SHARES OUTSTANDING,
    AS ADJUSTED                                                 $    416,145    $    410,399    $    408,679
                                                                 ===========     ===========     ===========
FULLY DILUTED EARNINGS PER COMMON SHARE                         $       2.42    $       2.90    $       2.26
                                                                 ===========     ===========     ===========
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